Exhibit 10.7
DOANE PET CARE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective March 27, 2006

DOANE PET CARE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DOANE PET CARE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DOANE PET CARE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DOANE PET CARE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DOANE PET CARE COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOREWORD
Doane Pet Care Company adopted the Doane Pet Care Company Supplemental Executive Retirement Plan (the “Plan”) for the benefit of certain of its executives, effective as of March 27, 2006.
The Plan is intended to enable the Employer (as hereinafter defined) to attract and retain highly qualified executives and to encourage those executives to devote their full-time best efforts to the Employer by providing to them supplemental retirement income in consideration of those efforts. The Plan is intended to replace the individual Non-Qualified Salary Continuation Agreements in effect for certain executives immediately prior to the Effective Date (as hereinafter defined) of the Plan.
The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974.
  i

ARTICLE I
DEFINITIONS
Where the following words and phrases appear in the Plan, they shall have the respective meanings as set forth below unless the context clearly indicates the contrary.
1.1	“Actuarial Equivalent” means a benefit of equivalent value when computed on the basis of interest at 6% per annum and the RP-2000 Mortality Table. Notwithstanding the foregoing, solely for purposes of determining the benefit payable pursuant to Section 3.5, the Actuarial Equivalent present value shall be computed on the basis of interest at the average annual rate of interest on 30-year Treasury securities for the second calendar month preceding the month in which a Change of Control occurs and the RP-2000 Mortality Table.

1.2	“Affiliate” means, with respect to a person (as defined in Section 7701(a)(1) of the Code), any other person with whom the person would be considered a single employer under Section 414(b) of the Code (employees of controlled group of corporations), and any other person with whom the person would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, etc., which are under common control).

1.3	“Appropriate Form” means the written form provided or prescribed by the Plan Administrator for the particular purpose.

1.4	“Basic Plan” means the Doane Pet Care Retirement Savings Plan.

1.5	“Beneficiary” means the person, persons or entity designated by the Participant to receive benefits in the event of the Participant’s death; provided, however,

that for purposes of Sections 4.1(b) and 5.3(a)(i), a Participant may designate only one person as the Beneficiary to receive the benefits under such Sections and may not designate an entity as the Beneficiary under such Sections. In the absence of any effective designation, a Participant’s Beneficiary shall be the Participant’s surviving legal spouse. If such spouse dies before receiving payment to which he or she is entitled hereunder, then payment shall be made to such person or persons, including his or her estate, as he or she may designate in the last Beneficiary designation received by the Plan Administrator from such spouse prior to his or her death. If the Participant is not survived by a legal spouse, or if such spouse shall fail to so appoint, the said payment shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the payment will be made to the estate of the later to die of the Participant and (if any) his or her legal spouse.

1.6	“Board of Directors” means the Board of Directors of the Company.

1.7	“Change of Control” means, with respect to Parent, a change in the ownership or effective control of Parent or in the ownership of a substantial portion of Parent’s assets, within the meaning of Code Section 409A(a)(2)(A)(v) (and applicable administrative guidance thereunder). With respect to an Employer other than Parent, the Employer shall be deemed to have undergone a “Change of Control” in the event that the Employer ceases to be an Affiliate of Parent, provided that the transaction or series of transactions that resulted in such cessation constitutes a change in the ownership or effective control of the Employer or a majority shareholder of the Employer (or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, with the chain ending at the Employer), within the meaning of Section 409A(a)(2)(A)(v) of the Code (and applicable administrative guidance thereunder). In the case of a non-corporate Employer, the preceding sentence shall be applied by analogy to such non-corporate

Employer in the manner prescribed in applicable administrative guidance under Section 409A of the Code.

1.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

1.9	“Company” means Doane Pet Care Company and any successor thereto by merger, purchase, reorganization or otherwise.

1.10	“Compensation” means for each Plan Year (including periods that would be Plan Years but for the fact that they occurred prior to the Effective Date) the base salary plus any performance bonuses earned under the Employer’s Annual Bonus Plan (or any successor annual performance bonus plan) paid by the Employer to or for the benefit of a Participant for services rendered or labor performed. A Participant’s base salary and performance bonuses shall be determined before any reductions in compensation made pursuant to any salary reduction agreement under (a) Section 125, 132(f)(4), 401(k) or 402(h)(1)(B) of the Code or (b) any nonqualified deferred compensation plan maintained by the Employer.

1.11	“Disability” means a Participant’s physical or mental condition for which the Participant qualifies for permanent disability benefits under the Company’s or other Employer’s long-term disability plan for active employees, or, if a Participant does not participate in such a plan, a physical or mental condition for which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Plan Administrator. If the Company or other Employer does not sponsor such a plan, or discontinues sponsoring such a plan, Disability shall be defined as any physical or mental condition resulting from bodily injury or disease occurring after the Effective Date that (a) during the first 24 months of such condition prevents the Participant from performing substantially all the work of his or her regular occupation, and (b) thereafter, wholly prevents the Participant from engaging in any gainful occupation for which he or she may become reasonably fitted by reason of his or her education, training or experience. The Plan Administrator will apply the provisions of this Section 1.11 in a consistent and uniform manner.

1.12	“Earliest Retirement Date” has the meaning contained in Section 4.1(b)(i).

1.13	“Early Retirement Date” means the first day of the month coinciding with or next following the date on which the Participant attains at least age 55 and completes at least 5 years of Service, but before the Participant’s Normal Retirement Date.

1.14	“Effective Date” means March 27, 2006.

1.15	“Employee” means an employee of the Employer on whose behalf benefits are payable under the Basic Plan.

1.16	“Employer” means the Company and any other adopting entity that adopts the Plan pursuant to the provisions of Section 2.3.

1.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

1.18	“Final Average Compensation” means the annual average of the Participant’s Compensation during the period of five full consecutive Plan Years (including periods that would be Plan Years but for the fact that they occurred prior to the Effective Date) that produces the highest such average, or during the actual number of such full consecutive Plan Years (including periods that would be Plan Years but for the fact that they occurred prior to the Effective Date) if less than five.

1.19	“Hypothetical Contribution Amount” means the aggregate of the individual amounts deemed to be contributed for each plan year under the Basic Plan that the Participant is eligible to participate thereunder (whether before or after the Effective Date). For each such plan year, the amount deemed to be contributed shall be the maximum permitted amount of Employer matching contributions under the Basic Plan for such plan year, determined based on the assumption that the Participant made the maximum permitted amount of employee contributions (including salary deferrals) under the Basic Plan for such plan year. For the plan year in which the Participant is first eligible to participate in the Basic Plan and the plan year in which the Participant incurs a Separation from Service, the amount deemed to be contributed will be prorated based on the number of full calendar months while such Participant is eligible to participate in the Basic Plan divided by 12. The amount deemed to be contributed for each plan year of the Basic Plan shall be assumed to have been made on the first day of such plan year with interest credited at a rate of 6% per annum.

1.20	“Key Employee” means a key employee within the meaning of Section 416(i) of the Code, without regard to Section 416(i)(5) thereof, provided that the capital stock of the Company or any Affiliate of the Company is publicly traded on an established securities market or otherwise.

1.21	“Normal Retirement Date” means the first day of the month coinciding with or next following the date on which a Participant attains age 65.

1.22	“Parent” means Doane Pet Care Enterprises, Inc.

1.23	“Participant” means an Employee who has been designated for participation in the Plan pursuant to Section 2.1.

1.24	“Plan” means the Doane Pet Care Company Supplemental Executive Retirement Plan, as set forth herein and as may be amended from time to time.

1.25	“Plan Administrator” means the person, persons or committee designated by the Board of Directors to administer and supervise the Plan in accordance with Section 6.1. In the absence of any such designation, the Company shall be the Plan Administrator.

1.26	“Plan Year” means the twelve consecutive month period beginning each January 1 and ending December 31.

1.27	“Primary Insurance Amount” means the monthly amount of a Participant’s “old-age insurance benefit”, as defined in Section 402 of the federal Social Security Act in effect on the date of the Participant’s Separation from Service, payable on the later of the Participant’s Normal Retirement Date or Separation from Service, whether or not the Participant actually applies for and receives such amount for any month. The Primary Insurance Amount shall be determined by assuming that the Participant will receive Compensation in the amount applicable during the Plan Year in which such Separation from Service occurs over a further period of employment, if any, extending to his or her Normal Retirement Date. The Primary Insurance Amount shall be determined on the basis of the actual Compensation paid to the Participant by the Employer during all periods of employment with the Employer during which the Participant was covered by the Social Security Act. With respect to years before the Participant’s commencement of service with the Employer, it will be assumed that the Participant received compensation for such service in an amount computed by projecting backwards the actual Compensation paid to the Participant by the Employer during the first full year of employment with the Employer, utilizing relative rates that approximate the national average wages used for indexing purposes under the Social Security Act from the determination date to the Participant’s twenty-first birthday, subject to the Participant’s furnishing evidence of his or her actual past compensation for such years treated as wages under the Social Security Act. For any Participant for whom the Primary Insurance Amount cannot be ascertained as herein provided, said amount shall be the amount that the Plan Administrator shall reasonably determine.

1.28	“Separation from Service” means a Participant’s separation from service with the Employer and its Affiliates within the meaning of Section 409A(a)(2)(A)(i) of the Code (and applicable administrative guidance thereunder).

1.29	“Service” means the total of all consecutive 12-month periods of the Participant’s employment with the Employer (whether before or after the Effective Date), plus 1/12 fractions thereof for each additional completed month of such employment.

1.30	“Social Security Act” means the United States Social Security Act, as amended from time to time. Reference to a specific provision of the Social Security Act shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

ARTICLE II
PARTICIPATION
2.1	Designation to Participate

Upon the designation of the Employer, and subject to the approval of the Board of Directors, Employees may become Participants as of the date designated by the Employer.

2.2	Continuation of Participation

An Employee who has become a Participant shall remain a Participant as long as benefits are payable to or with respect to such Participant under the Plan.

2.3	Adopting Entities

It is contemplated that other entities may adopt the Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers and upon approval of the Board of Directors, but without the need for approval of such entity’s board of directors (or noncorporate counterpart) or of the Plan Administrator; provided, however, that such entity must be an Affiliate of Parent. The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to amend or terminate the Plan and to approve the designation of Employees as Participants shall be exercised by the Board of Directors alone. In determining the period of Service of any Participant employed by an adopting Employer, the Board of Directors may determine the extent, if any, to which credit is granted for service with such Employer or its predecessors or affiliated companies prior to the time such Employer adopts the Plan. Any Employer may, by appropriate action of its officers and upon approval of the Board of Directors, but without the need for approval of such Employer’s board of directors (or noncorporate counterpart) or of the Plan Administrator, terminate its participation in the Plan effective immediately prior to the start of any subsequent Plan Year. Moreover, the Plan Administrator or the Board of Directors may, in its discretion, terminate an Employer’s Plan participation effective immediately prior to the start of any subsequent Plan Year; provided, however, that if an Employer ceases to be an Affiliate of Parent, such Employer’s Plan participation may be terminated by the Plan Administrator effective immediately upon such cessation. In no event shall the termination of an Employer’s Plan participation have a material adverse impact upon the accrued benefits of anyone participating in the Plan as of the date of such termination, unless he or she consents to the same in writing.

ARTICLE III
RETIREMENT BENEFITS
3.1	Normal Retirement Benefit

(a)	Upon a Participant’s Separation from Service for a reason other than death on or after his or her Normal Retirement Date, the Participant shall be entitled to receive a monthly benefit payable in the form of payment described in Section 5.2, beginning on the first day of the calendar month coinciding with or immediately following his or her Separation from Service, equal to the excess, if any, of one-twelfth of 2% of the Participant’s Final Average Compensation multiplied by his or her years of Service, minus the sum of each of the following amounts:
(i)	the monthly amount of the annuity equivalent of the Participant’s Hypothetical Contribution Amount, expressed as a single life annuity for the life of the Participant (payable beginning on the first day of the calendar month coinciding with or immediately following the later of the Participant’s Normal Retirement Date or Separation from Service) determined by applying an Actuarial Equivalent factor to such Hypothetical Contribution Amount, and

(ii)	50% of the Participant’s Primary Insurance Amount.
(b)	Solely with respect to an individual who is a Participant on the Effective Date, in no event shall the monthly benefit described above be less than the Actuarial Equivalent amount payable for the Participant’s lifetime of an annual amount of 40% of the Participant’s Compensation, determined without regard to performance bonuses, as in effect on the day immediately preceding the

Effective Date (which Compensation amount for each such Participant is set forth on Appendix A), payable over a ten-year period commencing at age 65.
3.2	Early Retirement Benefit

(a)	Upon a Participant’s Separation from Service for a reason other than death on or after his or her Early Retirement Date and prior to his or her Normal Retirement Date, the Participant shall be entitled to receive a monthly benefit payable in the form of payment described in Section 5.2 beginning on the first day of the calendar month coinciding with or immediately following his or her Separation from Service. The monthly benefit shall be the amount that otherwise would have commenced on his or her Normal Retirement Date, calculated in accordance with the provisions of Section 3.1(a) (but considering the Participant’s Final Average Compensation and years of Service to the date of his or her Separation from Service), and shall be reduced for early commencement by multiplying such amount by a reduction factor in accordance with the following table:

Commencement Age	Reduction Factor
65	100%
64	90.83%
63	82.70%
62	75.47%
61	69.01%
60	63.22%
59	58.02%
58	53.34%
57	49.11%
56	45.28%
55	41.81%

The reduction factors described above shall be applied proportionately to the nearest monthly interval.
(b)	Solely with respect to an individual who is a Participant on the Effective Date and has completed at least 10 years of Service as of the date of his or her Separation from Service that occurs on or after his or her Early Retirement Date but before his or her Normal Retirement Date, in no event shall the monthly benefit described in Section 3.2(a) be less than the Actuarial Equivalent amount payable for the Participant’s lifetime of an annual amount of 40% of the Participant’s Compensation, determined without regard to performance bonuses, as in effect on the day immediately preceding the Effective Date (which Compensation amount for each Participant on the Effective Date is set forth on Appendix A), payable over a ten-year period commencing on the first day of the calendar month coinciding with or next following the Participant’s Separation from Service and reduced for early commencement by multiplying such amount by a reduction factor in accordance with the table contained in Appendix B.

3.3	Vested Retirement Benefit

(a)	A Participant shall have a 100 percent vested nonforfeitable right to a monthly benefit upon the earlier of his or her completion of five years of Service or attainment of age 65. If the Participant subsequently incurs a Separation from Service for reasons other than retirement under Sections 3.1 or 3.2, Disability or death, he or she shall be eligible for a vested retirement benefit determined pursuant to the provisions of paragraph (b) below. If the Participant incurs a Separation from Service for reasons other than retirement under Sections 3.1 or 3.2 or death prior to the date upon which he or she has a 100 percent vested nonforfeitable right to a monthly benefit as provided above, then no benefit under the Plan (other than the benefit described in Section 3.4, if applicable) shall be payable under the Plan to or on behalf of such Participant.
(b)	The vested retirement benefit payable in the form of payment described in Section 5.2 shall begin on the Participant’s Early Retirement Date and shall be equal to the amount that otherwise would have commenced on the Participant’s Normal Retirement Date, calculated in accordance with the provisions of Section 3.1(a) (but considering the Participant’s Final Average Compensation and years of Service to the date of his or her Separation from Service), reduced for early commencement in accordance with the provisions of Section 3.2(a).

3.4	Disability Retirement Benefit

A Participant who has incurred a Disability while in the employment of the Employer and prior to his or her Normal Retirement Date shall be entitled to receive a monthly benefit calculated in accordance with the provisions of Section 3.1 and payable in the form of payment described in Section 5.2 commencing on the Participant’s Normal Retirement Date, notwithstanding that the Participant has incurred a Separation from Service as a result of the Disability. For purposes of the preceding sentence, (a) Service shall continue to be granted during the period of Disability until the earliest of the Participant’s recovery from Disability, Normal Retirement Date or death, notwithstanding that the Participant has incurred a Separation from Service as a result of the Disability, and (b) the Participant’s Final Average Compensation shall be determined by assuming that his or her Compensation continued during the period described in clause (a) of this sentence in an amount equal to his or her Compensation during the 12 calendar month period immediately preceding the date he or she incurred a Disability.

3.5	Benefits Upon Change of Control

(a)	Notwithstanding the provisions of Section 3.3, a Participant shall have a 100 percent nonforfeitable vested right to retirement benefits upon the occurrence of a Change of Control of Parent that occurs on or after the first anniversary of the Effective Date, without regard to any Service or age requirement, if the Participant is employed by the Employer immediately prior to the date upon which such Change of Control of Parent occurs. In addition, a Participant who is employed by an Employer other than Parent immediately prior to a Change of Control of that Employer that occurs on or after the first anniversary of the Effective Date shall have a 100 percent nonforfeitable vested right to retirement benefits upon the occurrence of such Change of Control.

(b)	Upon the occurrence of a Change of Control of Parent that occurs on or after the first anniversary of the Effective Date, a retirement benefit shall be payable to (i) each Participant employed by the Employer immediately prior to the date upon which such Change of Control occurs or (ii) each Participant who has incurred a Separation from Service with the Employer and is entitled to a vested retirement benefit under Section 3.3 or a Disability retirement benefit under Section 3.4, neither of which is in pay status as of the date upon which such Change of Control occurs, and, in each such case, such retirement benefit shall be in lieu of any other benefit under the preceding provisions of this Article III or under Article IV. Such retirement benefit shall be calculated as if the Participant incurred a Separation from Service as of the earlier of the date of such Change of Control or the date of the Participant’s actual Separation from Service (or, in the case of a Participant described in Section 3.4, as if the Participant recovered from his or her Disability as of the earlier of the actual date of such recovery or the date of such Change of Control), shall be paid in a lump sum upon the date of such Change of Control and shall be the Actuarial Equivalent present value of the Participant’s monthly benefit calculated in accordance with the provisions of Section 3.3 or 3.4, whichever is applicable, as if the commencement date of such benefit were the Participant’s Normal Retirement Date, payable in the form of payment described in Section 5.2.
(c)	Upon the occurrence of a Change of Control of an Employer other than Parent that occurs on or after the first anniversary of the Effective Date, a retirement benefit shall be payable to (i) each Participant employed by that Employer immediately prior to the date upon which such Change of Control occurs or (ii) each Participant who has incurred a Separation from Service with that Employer and is entitled to a vested retirement benefit under Section 3.3 or a Disability retirement benefit under Section 3.4, neither of which is in pay status as of the date upon which such Change of Control occurs, and, in each such case, such retirement benefit shall be in lieu of any other benefit under the preceding provisions of this Article III or under Article IV. Such retirement benefit shall be calculated as if the Participant incurred a Separation from Service as of the earlier of the date of such Change of Control or the date of the Participant’s actual Separation from Service (or, in the case of a Participant described in Section 3.4, as if the Participant recovered from his or her Disability as of the earlier of the actual date of such recovery or the date of such Change of Control), shall be paid in a lump sum upon the date of such Change of Control and shall be the Actuarial Equivalent present value of the Participant’s monthly benefit calculated in accordance with the provisions of Section 3.3 or 3.4, whichever is applicable, as if the commencement date of such benefit were the Participant’s Normal Retirement Date, payable in the form of payment described in Section 5.2.

(d)	To the extent permitted under Section 409A of the Code, the benefit of any Participant in pay status as of the date of a Change of Control of Parent that occurs on or after the first anniversary of the Effective Date shall be commuted and the Actuarial Equivalent present value of such commuted benefit shall be paid to such Participant in a lump sum on the date of such Change of Control.
(e)	To the extent permitted under Section 409A of the Code, the benefit of any Participant who has incurred a Separation from Service with an Employer other than Parent, which benefit is in pay status as of the date of a Change of Control of that Employer that occurs on or after the first anniversary of the Effective Date, shall be commuted and the Actuarial Equivalent present value of such commuted benefit shall be paid to such Participant in a lump sum on the date of such Change of Control.

ARTICLE IV
DEATH BENEFITS
4.1	Pre-Retirement Death Benefits

(a)	This Section 4.1(a) shall apply only with respect to an individual who is a Participant as of the Effective Date. If such a Participant dies prior to incurring a Separation from Service, a pre-retirement death benefit will be payable to the Participant’s Beneficiary. The pre-retirement death benefit payable pursuant to this Section 4.1(a) shall be an annual amount equal to (i) the Participant’s Compensation, determined without regard to performance bonuses, as in effect at his or her date of death, payable on the first day of the calendar month following the month in which the Participant’s date of death occurs, and (ii) 50% of the Participant’s Compensation, determined without regard to performance bonuses, as in effect at his or her date of death, payable commencing on the first day of the calendar month following the month in which the first anniversary of the Participant’s date of death occurs and ending with the last annual payment on the first day of the calendar month following the later of (A) the month in which the anniversary of the Participant’s date of death by which he or she would have first attained age 64 occurs or (B) the month in which the ninth anniversary of the Participant’s date of death occurs.

(b)	If a Participant who has completed five years of Service dies prior to commencement of his or her payments under Article III, whether or not he or she has incurred a Separation from Service prior to his or her date of death, a pre-retirement death benefit will be payable to the Participant’s Beneficiary. The pre-retirement death benefit payable pursuant to this paragraph shall be a monthly amount payable to, and during the life of, the Participant’s Beneficiary and shall be based on the benefit that would have been payable to the

Participant under Article III on his or her date of death, calculated in accordance with (i) or (ii) below, as applicable, and (iii), if applicable:
(i)	If the Participant’s death occurs prior to the earliest date on which he or she would have been eligible to receive retirement benefits pursuant to Section 3.2, 3.3 or 3.4 (“Earliest Retirement Date”), the pre-retirement death benefit shall be calculated as if the Participant had terminated employment on the earlier of his or her Separation from Service or date of death, had survived until his or her Earliest Retirement Date, had retired at that time and elected to have payments commence immediately in the form of a 100 percent joint and survivor annuity, as described in Section 5.3(a)(i), that is the Actuarial Equivalent of the monthly benefit that otherwise would be payable pursuant to Section 5.2 and had died on the day after his or her Earliest Retirement Date. Benefit payments under such annuity shall commence on the date on which the Participant would have attained his or her Earliest Retirement Date. Benefits commencing prior to the date that would have been the Participant’s Normal Retirement Date shall be reduced for early commencement in accordance with the provisions of Section 3.2(a).

(ii)	If the Participant’s death occurs on or after his or her Earliest Retirement Date, the pre-retirement death benefit shall be calculated as if the Participant had retired on the first day of the month coinciding with or immediately preceding the earlier of his or her Separation from Service or date of death, with payments commencing immediately in the form of a 100 percent joint and survivor annuity, as described in Section 5.3(a)(i), that is the Actuarial Equivalent of the monthly benefit that otherwise would be payable pursuant to Section 5.2 and had died on the day after his or her retirement. Benefit payments under such annuity shall commence on the first day of the calendar month following the month in which the Participant’s death occurs. Benefits commencing prior to the date that would have been the Participant’s Normal Retirement Date shall be reduced for early commencement in accordance with the provisions of Section 3.2(a).
(iii)	The pre-retirement death benefit payable pursuant to this Section 4.1(b) is in addition to and not in substitution for the pre-retirement death benefit, if any, payable pursuant to Section 4.1(a), provided that the amount of the pre-retirement death benefit payable pursuant to this Section 4.1(b) shall be offset, but not below zero, by the Actuarial Equivalent of the pre-retirement death benefit, if any, payable pursuant to Section 4.1(a).
(c)	To the extent that the Employer acquires an insurance policy in connection with the liabilities assumed by it hereunder pursuant to the provisions of Section 7.1, the pre-retirement death benefit payable pursuant to the provisions of this Section 4.1 shall be provided by the Employer to the extent, if any, not provided by the proceeds of such insurance policy. Any such insurance policy shall be issued to the Employer, which shall have and may exercise all ownership rights in such policy that do not compromise or reduce the pre-retirement death benefit payable to the Beneficiary. If a Participant dies while eligible for an insured pre-retirement death benefit as described in this Section 4.1(c), the Employer shall take such action as may be necessary to obtain payment from the insurer of the amounts payable to the Beneficiary as provided herein.

ARTICLE V
PAYMENT OF RETIREMENT BENEFITS
5.1	Payment of Benefits

A Participant’s monthly retirement benefit shall commence in accordance with the provisions of Section 3.1, 3.2, 3.3 or 3.4, whichever is applicable, provided, however, that if the Participant is a Key Employee on September 1 of the calendar year prior to the Plan Year in which the Participant incurs a Separation from Service, the Participant’s monthly retirement benefit under Article III may not commence to be paid prior to the date that is the six-month anniversary of the Participant’s Separation from Service. Any Participant or Beneficiary who is subject to delayed payments pursuant to this Section 5.1 shall receive a lump sum cash payment in an amount equal to the payments such individual would have otherwise received during the period of delay plus interest at the rate of 6% compounded annually, and such payment shall be made on the first day following the expiration of the delay period under this Section 5.1.

5.2	Automatic Form of Payment

If a Participant has not elected an optional form of payment as provided in Section 5.3, the Participant’s retirement benefits shall be paid in monthly installments ending with the last monthly payment before death.

5.3	Optional Forms of Payment

(a)	Any Participant may, by written notice received by the Plan Administrator during the election period and pursuant to the procedures specified in Section

5.3(b), elect to receive the retirement benefits payable to him or her in a benefit form of Actuarial Equivalent value, as provided in one of the options named below.
(i)	Reduced monthly benefit payments during the life of the Participant, continuing after the Participant’s death at the rate of 50 percent or 100 percent of such reduced monthly payments, as the Participant elects, during the life of and to the Beneficiary named by him or her when he or she elected the option.

(ii)	Reduced monthly benefit payments during the life of the Participant ending with the last monthly payment before the Participant’s death, unless the Participant has not received 120 monthly installments (the “period certain”). In the event of the death of the Participant prior to the expiration of the period certain, payments shall continue to be made to his or her Beneficiary until all guaranteed payments have been made. If the Beneficiary also dies before the expiration of the period certain, further monthly payments shall be made for the remainder of the period certain to the alternate Beneficiary designated by the Participant. If there is no surviving alternate Beneficiary to receive the remainder of any guaranteed payments, a single sum payment that is the Actuarial Equivalent of the remaining guaranteed payments shall be paid to the estate of the last surviving Beneficiary.

(iii)	Monthly cash installments over a period of 120 months, with no life contingency. In the event of the death of the Participant prior to receiving 120 monthly payments, payments shall continue to be made to his or her Beneficiary until all guaranteed payments have been made. If the Beneficiary also dies before all guaranteed payments have been made, further monthly payments shall be made for the remainder of the guaranteed period to the alternate Beneficiary designated by the Participant. If there is no surviving alternate Beneficiary to receive the remainder of any guaranteed payments, a single sum payment that is the Actuarial Equivalent of the remaining guaranteed payments shall be paid to the estate of the last surviving Beneficiary.

(iv)	Monthly benefit payments ending with the last monthly payment before the Participant’s death.
(b)	An election of a form of payment under paragraph (a) above may be made on the Appropriate Form within 30 days of the effective date of participation described in Section 2.1 (or, with respect to an individual who is a Participant on the Effective Date, within 30 days after the date of adoption of the Plan by the Board of Directors). For purposes of applying the procedures for changing an elected form of payment set forth in the remaining provisions of this Section 5.3(b), a Participant who did not timely elect an optional form of payment as provided in the preceding sentence shall be deemed to have elected the optional form of payment described in Section 5.3(a)(iv). An election of an optional form of payment not made within the time limit described in the first sentence of this Section 5.3(b) may be made on the Appropriate Form within a reasonable period prior to the date on which monthly retirement benefits are due to commence pursuant to Section 5.1, except that (i) the election of the optional form described in Section 5.3(a)(iii) may not take effect until at least 12 months after the date on which the election is made, (ii) the election of such optional form must be made at least one year prior to the date on which monthly retirement benefits are due to commence pursuant to Section 5.1, and (iii) payment pursuant to such optional form may not commence for at least five years following the date on which monthly retirement benefits are due to commence pursuant to Section 5.1. An election of an optional form of payment may be revoked on the Appropriate Form and a new election made at any time and any number of times during the applicable election period, provided that a revocation of an optional form described in Section 5.3(a)(i), (ii) or (iv) and new election of the optional form described in Section 5.3(a)(iii) is subject to the provisions of the preceding sentence regarding timing and payment commencement and a revocation of the optional form described in Section 5.3(a)(iii) and new election of an optional form described in Section 5.3(a)(i), (ii) or (iv) is subject to the provisions of the preceding sentence regarding timing and payment commencement as if the appropriate optional form described in Section 5.3(a)(i), (ii) or (iv) were substituted for the optional form described in Section 5.3(a)(iii). An election of an optional form of payment shall become effective on the date payments commence and may not be changed or revoked thereafter.
An election of the optional form described in Section 5.3(a)(i) shall be deemed to be revoked in the event the Beneficiary named under the option shall die prior to the date payments commence and the Participant may make another election, subject to the conditions required therefor. If a Participant who has elected an option shall die prior to the effective date of his or her election, the option shall not become operative and the provisions of Section 4.1 shall apply. A Participant may change the Beneficiary named in his or her election at any time prior to the date distribution under the option actually commences, or, in the case of the optional form described in Section 5.3(a)(ii), at any time prior to the expiration of the period certain.

ARTICLE VI
ADMINISTRATION OF PLAN
6.1	Plan Administrator

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be delegated to the Plan Administrator. The Plan Administrator shall be either an individual appointed by the Board of Directors, an office or position of the Company whose occupant is to act in this capacity or a committee, as determined from time to time by the Board of Directors.

6.2	Powers and Duties

The Plan Administrator shall have full charge of the administration of the Plan with all powers necessary to enable it properly to carry out its duties. The Plan Administrator shall have discretionary authority to determine eligibility and to grant or deny benefits, including the right to make factual determinations in connection therewith and to make a determination in its discretion as to the right of any person to a benefit under the Plan, and shall have the exclusive right to construe and interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan. The decisions of the Plan Administrator will, to the extent permitted by law, be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan.

6.3	Rules and Regulations of the Plan Administrator

The Plan Administrator may promulgate such rules and regulations in connection with its administration of the Plan as are consistent with the terms and provisions hereof.

6.4	Claims Procedure

(a)	Claim for Benefits

For purposes of the Plan, a claim for benefits is a written application for a benefit or benefits filed with the Plan Administrator or its delegate. A Participant or Beneficiary or either of their authorized representative who believes that he or she is entitled to payments other than those initially determined to be payable (“claimant”) may file a claim for benefits stating the nature of his or her claim, the facts supporting the claimant’s claim, the amount claimed and the claimant’s name and current address.

(b)	Notice of Denial of Claim

In the event that the Plan Administrator determines that any claim for benefits should be denied in whole or in part, the Plan Administrator shall, by written or electronic communication, notify such claimant within a reasonable period of time but not later than 90 days after receipt of such claim that the claimant’s claim has been denied. Such notification shall be written in a manner calculated to be understood by the claimant and shall include:
(i)	the specific reason or reasons for the denial,

(ii)	specific references to the pertinent Plan provisions on which the denial is based,

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(iv)	an explanation of how the claimant can obtain review of such denial, including the Plan’s review procedures, the time limits applicable to such procedures, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)	Review of Claim Denial

Within 60 days after receipt by the claimant of notice of denial of claim, such claimant may request, by mailing or delivery of written notice to the Plan Administrator, a review by the Plan Administrator of the decision denying the claim. Unless the Plan Administrator for good cause extends the 60-day period, if the claimant fails to request such a review within such 60-day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Plan Administrator is correct. If a review is requested, the claimant may submit written comments, documents, records and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Any such review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. After such review, the Plan Administrator shall within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review, determine whether such denial of the claim was correct and shall notify such claimant by written or electronic communication of its determination. In the case of an adverse determination on review, such notification shall be written in a manner calculated to be understood by the claimant and shall include:
(i)	the specific reason or reasons for the adverse determination,

(ii)	specific reference to the pertinent Plan provisions on which the decision is based,

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(iv)	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
(d)	Extension for Special Circumstances

The 90-day and 60-day periods for the Plan Administrator’s review of a claim or a claim denial as described in subsections (b) and (c) above, respectively, may be extended for as much as a second 90-day or 60-day period, as the case may be, if the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim or request for review of claim denial, whichever is applicable. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final determination is expected.
(e)	Electronic Communication

Any electronic communication provided under subsection (b) or (c), above, shall comply with the standards imposed by Department of Labor Regulation Section 2520.104b-1(c)(1)(i), (iii) and (iv).

(f)	Determination of Relevance

For purposes of subsection (c), above, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information
(i)	was relied upon in making the benefit determination,

(ii)	was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or

(iii)	was consistent with administrative processes and Plan document provisions applicable in making the benefit determination.
(g)	Exhaustion of Administrative Remedies

No claimant shall be entitled to challenge the Plan Administrator’s denial of benefits or determination on review in judicial or administrative proceedings without first complying with the procedures in this Section 6.4. The Plan

Administrator’s determinations made pursuant to this Section 6.4 are intended to be binding and conclusive on claimants.

ARTICLE VII
GENERAL MATTERS
7.1	Benefits from General Assets

Benefits under the Plan will be paid from the general assets of the Employer. In the event that the Employer shall decide to establish an advance accrual reserve on its books against the future expense of benefit payments or contributions, or establish a “grantor trust” within the meaning of Sections 671 through 679 of the Code, such reserve or grantor trust shall not under any circumstances be deemed to be an asset of the Plan but at all times shall remain a part of the general assets of the Employer, subject to claims of the Employer’s creditors.

Neither a Participant nor his or her Beneficiary will have any interest in any specific asset of the Employer as a result of the Plan. Any insurance policy that may be acquired by the Employer in connection with the liabilities assumed by it hereunder shall not be deemed to be held under any trust for the benefit of a Participant or his or her Beneficiary or to be security for the performance of the obligations of the Employer, but shall be, and remain, a general, unpledged, unrestricted asset of the Employer.

7.2	No Assignment

Benefits payable under the Plan will not be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant, surviving spouse, contingent annuitant or Beneficiary, nor may any such benefits be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
7.3	Expenses of Plan

All expenses of the Plan will be paid by the Employer.

7.4	Amendment or Termination

The Plan may be amended or terminated at any time by the Board of Directors; provided, however, that, to the extent required by Section 409A of the Code, the Plan may not be amended or terminated in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to Section 409A(a)(3) of the Code and any regulations or guidance issued thereunder. Further, no amendment or termination of the Plan may have a material adverse impact upon the accrued benefits of anyone participating in the Plan as of the amendment or termination date, unless he or she consents to such amendment in writing; provided, however, that if the Board of Directors determines that the terms of the Plan do not, in whole or in part, satisfy the requirements of Section 409A of the Code, then the Board of Directors may, in its sole discretion, amend the Plan without obtaining any such consent in such manner as the Board of Directors deems appropriate to comply with Section 409A of the Code and any regulations or guidance issued thereunder.

7.5	Limitation on Benefits and Payments

A person entitled to benefits under the Plan shall have a claim upon his or her Employer only to the extent of the monthly payments, if any, due up to and including the then current month and shall not have a claim against the

Employer for any subsequent monthly payment unless and until such payment shall become due and payable. Notwithstanding any provision of the Plan to the contrary, the right of a Participant or the Participant’s Beneficiary to receive retirement benefits otherwise payable hereunder shall cease upon the discharge of the Participant from employment with the Employer for acts that constitute fraud, embezzlement, or dishonesty.

7.6	Time of Payment Obligations

Any obligation hereunder to make a payment on a specified date shall be deemed to have been satisfied in the event that such payment is made within (i) ten days of such specified date if the payment is due pursuant to Section 3.5 or (ii) 60 days after such specified date if the payment is due pursuant to any other provision of the Plan.

7.7	Limitation of Liability

The Plan Administrator shall not be liable for any act or omission on its part, excepting only its own willful misconduct or gross negligence or except as otherwise expressly provided by applicable law. To the extent permitted by applicable law and not otherwise covered by insurance, the Employer shall indemnify and save harmless the Plan Administrator against any and all claims, demands, suits or proceedings in connection with the Plan that may be brought by Participants or their Beneficiaries, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply with respect to acts or omissions of willful misconduct or gross negligence. The Board of Directors, at the expense of the Employer, may settle any such claim or demand asserted or suit or proceeding brought against the Plan Administrator when such settlement appears to be in the best interest of the Employer.

7.8	Agent for Service of Process

The Plan Administrator or such other person as may from time to time be designated by the Plan Administrator shall be the agent for service of process under the Plan.

7.9	Delivery of Elections to Plan Administrator

All elections, designation, requests, notices, instructions and other communications required or permitted under the Plan from the Employer, a Participant, Beneficiary or other person to the Plan Administrator shall be on the Appropriate Form, shall be mailed by first-class mail or delivered to such address as shall be specified by the Plan Administrator, and shall be deemed to have been given or delivered only upon actual receipt thereof by the Plan Administrator at such location.

7.10	Delivery of Notice to Participants

All notices, statements, reports and other communications required or permitted under the Plan from the Employer or the Plan Administrator to any officer, Participant, Beneficiary or other person shall be deemed to have been duly given when delivered to, or when mailed by first-class mail, postage prepaid, and addressed to such person at the address last appearing on the records of the Plan Administrator.

7.11	No Enlargement of Employee Rights

No Participant shall have any right to receive retirement benefits under the Plan except in accordance with the terms of the Plan. Establishment of the

Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Employer.
7.12	Tax Withholding

The Employer shall withhold from Participants’ retirement benefits any taxes required to be withheld under federal, state, or local law. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

7.13	Incapacity of Recipient

If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Employer, the Plan Administrator and the Plan therefor.

7.14	Unclaimed Benefit

In the event that all, or any portion, of the retirement benefits payable to a Participant or Beneficiary hereunder shall, at the expiration of five years after it shall become payable, remain unpaid solely by reason of the inability of the Employer or the Plan Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or Beneficiary, the amount so distributable shall be treated as a forfeiture and shall be retained by the Employer as part of its general assets.

ARTICLE VIII
CONSTRUCTION OF THE PLAN
8.1	Construction of the Plan

The Plan is intended to constitute an arrangement that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of ERISA. The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of Tennessee, other than with respect to choice of law and except to the extent preempted by federal law.

8.2	Headings

The headings in this document and in the table of contents prefixed hereto are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope of intent of the Plan and shall in no way affect the Plan or the construction of any provisions thereof.

8.3	Separability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan.

8.4	Counterparts

This Plan has been established by the Company in accordance with the resolutions adopted by the Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute one instrument, which may be sufficiently evidenced by any one counterpart.

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan by Doane Pet Care Company, the undersigned officer duly authorized has appended his or her signature this       day of March, 2006.

ATTEST:	DOANE PET CARE COMPANY

By:

APPENDIX A
COMPENSATION (OTHER THAN PERFORMANCE BONUSES)
OF CERTAIN PARTICIPANTS AS IN EFFECT IMMEDIATELY
PRECEDING THE EFFECTIVE DATE

Participant Name	Compensation Amount*
Douglas J. Cahill	$450,000
Philip K. Woodlief	$275,000
David L. Horton	$275,000
Joseph J. Meyers	$250,000
Kenneth H. Koch	$250,000

* Compensation, determined without regard to performance bonuses, as in effect on the day immediately preceding the Effective Date.

APPENDIX B
REDUCTION FACTORS UNDER SECTION 3.2(b)

Commencement Age	Reduction Factor
65	100%
64	94.3%
63	89.0%
62	84.0%
61	79.2%
60	74.7%
59	70.5%
58	66.5%
57	62.7%
56	59.2%
55	55.8%
The reduction factors described above shall be applied proportionately to the nearest monthly interval.

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